Exhibit 10.5

June 14, 2011

Mr. Chris Cook

Dear Chris:

We are very pleased to offer you a position with New Relic, Inc. (“Company”) on the following terms. Please let us know if you have any questions at all.

1. Employment Duties. Your employment shall be with Company in the position of President and COO reporting to Lew Cirne. As President and COO you shall include directly oversee the sales, marketing and business develop functions, plus Jim Gochee, SVP — Products, shall have a dotted line reporting relationship to you. Your responsibilities shall also include working with Lew and the rest of the executive team to drive business growth and refine strategy, working across all departments in the Company to ensure that teams are communicating and integrating efficiently, and such other tasks as may be assigned to you from time to time by Company. You shall devote your full time, ability, attention, energy and skills solely and exclusively to performing all duties as assigned and delegated to you by Company.

2. Start Date. If you accept this offer, your employment with Company shall begin on Thursday, September 1, 2011. You will be based out of the San Francisco office.

3. Salary and Bonus. In consideration for your services to Company, you will receive compensation of $10,417 twice a month (equivalent to an annual salary of $250,000). In addition, you will be eligible for an annual performance bonus, paid quarterly and targeted at $125,000 per year, based on individual, group and/or corporate goals to be determined during the first month of your employment. For the first two years of your employment, 50% of your bonus ($15,625 per quarter) shall be guaranteed so long as you are employed when the bonus is due to be paid. The Company shall withhold and deduct all federal and state income, social security and disability taxes as required by applicable laws.

4. Additional Benefits.

a.	Stock Option Grant. We will recommend to the Board an Employee Stock Option grant of 1,200,000 shares, at fair market value at the time of the grant, and vesting over four years. The actual quantity, pricing and vesting of your grant will be determined at the sole discretion of the Board.

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b.	Termination within 1 Year. We will recommend that, in the event you are terminated other than for cause prior to the first anniversary of your employment (which coincides with the first vesting date of your equity grant), vesting of your options accelerate such that 25% of the options are vested as of the termination date. We will also recommend that in the event of termination other than for cause, the period following termination during which you will have the right to exercise your stock options be extended to 1 year from the termination date, Both the above provisions will be contingent upon you signing a Company form separation agreement which includes general release.

c.	Insurance. The Company’s benefits package includes health, dental. vision and life insurance. Additional details of insurance benefits shall be provided separately. Insurance benefits start on the 1st day of the second month of employment.

d.	401 k Plan. You will be eligible to participate in the Company sponsored 401k investment plan immediately upon starting employment.

e.	Paid Time Off and Holidays. You shall be entitled to eighteen (18) days of paid time off per year. Company paid holidays are: New Year’s Day, Presidents’ Day, Memorial Day, 4th of July, Labor Day, Thanksgiving, the Friday after Thanksgiving, and Christmas Day, plus two (2) annual floating holidays determined by Company.

f.	Business Expenses. You shall be entitled to reimbursement by Company for such customary, ordinary and necessary business expenses as are incurred by you in the performance of your duties and consistent with the policies of the Company.

5. Proprietary Information and Inventions. As a condition of your employment with Company, you shall execute, at the same time as this agreement, the Proprietary information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference.

6. At-Will Employment. Your employment with Company is entirely voluntary for both parties and either you or Company may conclude the employment relationship at any time, and for any reason or for no reason at all. Also, Company retains its discretion to make all other decisions concerning your employment (e.g. demotions, transfers, job responsibilities, compensation or any other managerial decisions) with or without good cause. This “at will” employment relationship can only be modified in writing by the President of Company. This paragraph 6 contains the entire agreement between you and Company regarding the right and ability of either you or Company to terminate your employment with Company.

7. Representation and Warranty. You represent and warrant to us that the performance of your duties for the Company will not violate any agreement with or trade secrets of any other person or entity and that your duties for the Company, unless we are notified in writing in advance, will not be limited or restricted by any other agreements or understandings between you and other persons or companies. You specifically agree to ensure that you do not use or infringe on the confidentiality or intellectual property rights of any previous employer. You agree to indemnify the Company against a breach of the representations and warranties in paragraph 7.

By signing this letter, you further agree that all disputes, claims or causes of action arising out of or relating to this letter agreement, your employment with Company, or the termination thereof, shall be submitted to final and binding arbitration before the American Arbitration Association (“AAA”) in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes established by the AAA.

This letter, together with your Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Company. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This offer will expire on June 15, 2011.

By so signing. you acknowledge that you have received no inducements or representations other than those set forth in this letter which caused you to accept this offer of employment.

We look forward to your favorable reply, and to a productive and enjoyable working relationship.

Very truly yours,

/s/ Mark Sachleben
Mark Sachleben
CFO

Offer Accepted:

/s/ Chris Cook
Chris Cook

Date:

June 14th, 2011